EQUIVEST® GWBL Rollover IRA Contract

Application for Individual Annuity Contract

1. Type of Rollover IRA Contract	(Check one)

1. ☐ Traditional IRA

2. ☐ Roth IRA

2. Prior Contract Information

Plan Name	Account/Contract Number

Are you currently receiving GAWA payments from the plan funded by AXA Equitable’s prior contract?

☐ Yes    ☐ No

If yes is your payment based on:

☐ Single Life ☐ Joint Life – Spousal Only (Must Complete Section 4)

Please Note: In most cases to be eligible to roll over into this Rollover IRA contract, the minimum GAWA payment must be $1,000. A Roth IRA can only be purchased by directly rolling over amounts from a designated Roth account under the plan and the prior contract. The information in this section is for informational purposes only. AXA Equitable will be verifying this information with your prior contract’s recordkeeper. Please attach a copy of the first page of your most recent statement from your prior contract for informational purposes. Contact 800-628-6673 for additional information.

Exhibit 5d

Express Mail: AXA Equitable EQUI-VEST New Business Suite 1000, 100 Madison St. Syracuse, N.Y. 13202 Regular Mail: AXA Equitable EQUI-VEST New Business P.O. Box 4704 Syracuse, N.Y. 13221-4704	For Assistance Call: 800-628- 6673 Fax: 315-477-2873

3. Owner

If your Mailing Address is different from the Primary Residential Address below, please provide it on a separate sheet attached to this application.

	☐ Male	☐ Female
Social Security Number

Name (First)	(Middle Initial)	(Last)

U.S.A. Primary Residential Address only - No P.O. Box Permitted

City	State	Zip Code

Date of Birth (M/D/Y)	Daytime Phone #

E-mail Address

Valid Driver’s License No./Passport #/ State Issued ID # (required by the US Patriot Act)	State	Exp. Date

U.S. Citizen ☐ Yes ☐ No (If no, please complete)

Country	Passport No.	U.S. Visa Type

4. Beneficiary(ies)	If more than one — indicate %. Total

must equal 100%. If you elected GAWA payments on a Joint Life Basis under the plan and in the prior contract, the “spouse” listed on the prior contract and also on this contract must be the “primary beneficiary”. Please contact 800-628-6673 if you are no longer married to this individual. Attach a separate sheet for additional Contingent Beneficiaries.

Primary

1.                                                                                        %

Primary Beneficiary’s Full Name

_______________________________________

Relationship to Owner

Contingent

1.

Contingent Beneficiary’s Full Name

_______________________________________

Relationship to Owner

2.

Contingent Beneficiary’s Full Name

_______________________________________

Relationship to Owner

AXA Equitable Life Insurance Company
Catalog # 151591
2013 App EQVGWBL	X03724_core	Page 1 of 2

5. Investment options

Allocation Portfolios (Should be consistent with your Investment Objective and your Risk Profile from the Risk Tolerance Questionnaire.)

(Whole Numbers only)
☐ PIB AXA Moderate Growth Strategy	(Q1) %
☐ PIB EQ/AllianceBernstein Dynamic Wealth Strategies	(Q2) %
☐ PIB AXA Balanced Strategy	(Q3) %
☐ PIB AXA Conservative Growth Strategy	(Q4) %
☐ PIB AXA Conservative Strategy	(Q5) %
Must Total: 100%

6. Fraud warnings	Arkansas, Louisiana, New Mexico, Rhode Island, West Virginia: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. Colorado, District of Columbia, Kentucky, Maine, Tennessee, Virginia, Washington: WARNING: It is a crime to knowingly provide false, incomplete, or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines or a denial of insurance benefits. Florida: Any person who knowingly and with an intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree. Maryland: Any person who knowingly or willfully presents a false or fraudulent claim for payment of a loss or benefit or who knowingly or willfully presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. Ohio: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud. Oklahoma: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony. Oregon: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement that is material to the interests of an insurer may be guilty of insurance fraud. All Other States: Any person who knowingly and with the intent to defraud any insurance company or other person files an application for insurance or a statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, may be guilty of committing a fraudulent insurance act, which may be a crime, and may subject such person to criminal and civil penalties.

7. Signature and acknowledgements	WE UNDERSTAND AND ACKNOWLEDGE THAT: • My account

value may increase or decrease and is not guaranteed. • By signing this I acknowledge that I am buying the certificate/contract for its features and benefits other than tax deferral, as the tax deferral feature of the certificate/contract does not provide additional benefits. • All information and statements furnished in this enrollment form/application are true and complete to the best of my knowledge and belief. • AXA Equitable may accept amendments to this enrollment form/application provided by me or under my authority. • Any change made to the benefits applied for, or to the age at issue, must be agreed to in writing on an amendment. • No person has the authority to make or modify any certificate/contract on behalf of AXA Equitable, or to waive or alter any of AXA Equitable’s rights and regulations. • In order to take advantage of the full potential of this contract, I must take payments/withdrawals. • I acknowledge that I have received the most current prospectus and any supplement(s). After reviewing the prospectus and my personal finances, I believe this contract will meet my insurable needs and financial objectives.

• Consent for Delivery of Initial Prospectus on CD-ROM:

☐ Yes. By checking this box and signing the enrollment form/application below, I acknowledge that I received the initial prospectus on computer readable compact disk ‘‘CD’’, and I am able to access the CD information. In order to retain the prospectus indefinitely, I understand that I must print it. I also understand that I may request a prospectus in paper format at any time by calling 800-628-6673, and that all subsequent prospectus updates and supplements will be provided to me in paper format, unless I enroll in AXA Equitable’s Electronic Delivery Service.

X
Owner’s Signature	Signed at: City, State	Date

2013 App EQVGWBL	Catalog # 151591
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